POWER OF ATTORNEY
The undersigned hereby constitutes and appoints Oppenheimer Opco Israel Ltd ('Oppenheimer') and its associates, the undersigned's true and lawful attorney-in-fact to:
(1) prepare, execute in the undersigned's name and on the undersigned's behalf, and submit to the U.S. Securities and Exchange Commission (the 'SEC'), in the undersigned's capacity as an officer, director or other Section 16 reporting person of Camtek Ltd (the 'Company'), all filings (including SEC Forms 3, 4 and 5) (each a 'Filing') required under Section 16 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the 'Exchange Act') and any related documents or filings thereto;
(2) do and perform any and all acts for and on behalf of the undersigned that may be necessary or desirable to complete and execute any Filing and timely file any such forms with the SEC and any stock exchange or similar authority; and
(3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of Oppenheimer, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by Oppenheimer on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as Oppenheimer may approve in  sole discretion.
The undersigned hereby grants to  Oppenheimer full power and authority to do and perform each and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that  Oppenheimer, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that Oppenheimer in serving in such capacity at the request of the undersigned, is not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, which responsibility remains solely with the undersigned.
The undersigned agrees that Oppenheimer may rely entirely and conclusively on information furnished orally or in writing by the undersigned to the Company, and the undersigned agrees to promptly provide to the Company all information, certifications and supporting documentation necessary or appropriate for the preparation, execution and timely filing of any Filing. The undersigned also agrees to indemnify and hold harmless the Company and  Oppenheimer against any losses, claims, damages or liabilities (or actions in these respects) that arise out of or are based on any untrue statement or omission of necessary facts in the information provided by the undersigned for purposes of executing, acknowledging, delivering and making any Filing   (including amendments thereto) and agrees to reimburse the Company and Oppenheimer for any legal or other expenses reasonably incurred in connection with investigating or defending against any such loss, claim, damage, liability or action.
This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to make any Filing with respect to the undersigned's holdings of and transactions in securities of the Company pursuant to Section 16 of the Exchange Act, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.
The undersigned certifies that the Company is authorized to provide Oppenheimer with all information the Company maintains or requires for purposes of Section 16 reporting and any filings made pursuant thereto.
IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of
Name Yael Andorn Karni
Date 03/30/2026